UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 15, 2008

Airbee Wireless, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50918	46-0500345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9400 Key West Avenue, Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	301-517-1860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Richard P. Sommerfeld, our former CFO, filed an action against Airbee and others in the Circuit Court for Montgomery County, Maryland (the "Court") entitled Richard P. Sommerfeld, Jr. v. Airbee Wireless, Inc., Civil Case No. 265130-V, in which Airbee filed certain counterclaims against Sommerfeld (the "Action").

On June 8, 2007, the Court issued an Order that required Airbee to pay Sommerfeld $183,316.64 in accrued but unpaid salary, together with pre-judgment interest on the accrued unpaid salary, calculated from the date each payment was due until the date final judgment was entered in the case. On July 1, 2007, the parties entered into a Settlement Agreement (the "July 2007 Agreement") pursuant to which they resolved their differences without either party admitting any liability or wrongdoing. Subsequently, Airbee did not perform its obligations under the July 2007 Agreement, and accordingly, judgment was entered against Airbee on September 26, 2007 in the amount of $700,000, plus interest and costs of the Action, such that as of April 26, 2008, the amount owed on the judgment will be $740,833.33, plus costs, with interest continuing to accrue until the judgment is paid in full.

To date, Airbee has not paid any portion of the judgment entered against it and as of September 26, 2007, the value of the Court’s June 8, 2007 award to Sommerfeld had increased to $211,657.90 due to accretion of prejudgment interest.

As of February 29, 2008, Sommerfeld had incurred legal fees, court costs and other expenses in the amount of $148,737.21 in the Action and in enforcing his judgment, such that the total amount owed to Sommerfeld as of March 1, 2008 (excluding legal fees incurred after February 29, 2008) was $912,078.47.

On April 15, 2008, Airbee and Sommerfeld entered into a Settlement Agreement (the "Agreement")wherein Airbee agreed to pay Sommerfeld $350,000 which was allocated as salary, interest, legal fees and expenses. We also issued a Subordinated Secured Convertible Debenture to Sommerfeld in the amount of $465,000 at 12% interest and convertible at $0.05 per share. The debenture matures two years from the date of the Agreement. In addition, we issued to Sommerfeld 2,841,667 warrants to purchase our stock at various rates of $0.10, $0.20 and $0.30 per share.

Sommerfeld agreed to ask the Court to mark the judgment paid and satisfied, consent to file a joint motion to return the seized property to Airbee and enter into an Intercreditor Agreement with Airbee and Senior Creditors as described in the attached exhibit. A full and final release was granted between the parties.

Also, on April 15, 2008, the Company entered into a Note and Settlement Agreement ("Note") with Henry and Catherine Zimmer (the "Zimmers"), shareholders with whom the Company had previously entered into a "Bridge Note" in 2006 for $600,000. The Company has not been able to repay the loan. The Company currently has accrued interest and penalties amounting to over $1,250,000. Along with the Bridge Loan, the Company issued 3,200,000 shares of stock and 2,866,667 warrants to purchase stock at or above $0.40 per share.

The new Note replaces any and all prior Bridge Note documents, and has a face value of $700,000 at 8.5% simple interest payable monthly in cash or stock at discrete times at the option of the Company. The Zimmers shall have the option of converting up to $200,000 of the Note to stock at a conversion rate of $0.044 per share. The term of the Note is two years from the date of the Note. The Zimmers are to return the 3,200,000 shares issued under the old note to the Company and the Company agreed to reprice the outstanding warrants strike price from $0.40 to $0.17 per share. A full mutual release was granted for any and all actions prior to the date of this Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See item 1.01 for detail describing the obligations.

Item 9.01 Financial Statements and Exhibits.

(A) Not Applicable.

(B) Not Applicable.

(C) Not Applicable.

(D) Exhibits.

Sommerfeld Settlement Agreement

Sommerfeld Subordinatd Convertible Debenture

Sommerfeld Warrant

Sommerfeld/Bartfam Intercreditor Agreement

Amendment No 2 to the Bartfam Debenture and Warrant Purchase Agreement

Zimmer Note and Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Airbee Wireless, Inc.

April 21, 2008	By:	E. Eugene Sharer
Name: E. Eugene Sharer
Title: President

Exhibit Index
Exhibit No.	Description

4.1	Sommerfeld Debenture
4.2	Sommerfeld Warrant
4.3	Sommerfeld - Bartfam Intercreditor Agreement
4.4	Amendment No 2 to Bartfam Debenture and Warrant Purchase Agreement
4.5	Zimmer Note and Settlement Agreement
10.1	Sommerfeld Settlement Agreement